As filed with the Securities and Exchange Commission on July 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	98-0554932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

33, Boulevard Prince Henri

L-1724 Luxembourg

Grand Duchy of Luxembourg

(352) 20 60 20 55

(Address of Principal Executive Offices) (Zip Code)

2009 Equity Incentive Plan

(Full title of the plan)

Altisource Portfolio Solutions, Inc.

2300 Lakeview Parkway, Suite 756

Alpharetta, GA, 30009

(Name and address of agent for service)

(770) 612-7007

(Telephone number, including area code, of agent for service)

With a copy to:

Max Kirchner Keith Pisani Paul Hastings LLP 100 Bishopsgate London EC2N 4AG United Kingdom +44 20 3023 5100	Margaretha Wilkenhuysen NautaDutilh Avocats Luxembourg S.à r.l. 2 Rue Jean Bertholet L-1233 Luxembourg Grand Duchy of Luxembourg +352 26 12 29 1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

On April 7, 2026, Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Definitive Proxy Statement on Schedule 14A that included a proposal (the “Proposal”) to (A) increase the number of shares of the Registrant’s common stock (“Common Stock”) reserved for issuance under the Altisource Portfolio Solutions S.A. Amended and Restated 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”) by 800,000 shares (the “Initial Share Increase”) and (B) provide for automatic annual increases to the share reserve under the 2009 Equity Incentive Plan for a period of four years beginning on January 1, 2027, subject to any conditions on the ability of the board of directors of the Registrant (the “Board”) to increase the issued share capital under the authorized share capital mechanism provided by the Registrant’s Articles, in an amount equal to the lesser of: (i) 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; (ii) 700,000 shares of Common Stock; and (iii) such lesser number of shares of Common Stock as determined by the Board or the Compensation Committee of the Registrant (the “Compensation Committee”) prior to January 1 of the applicable year (the “Evergreen Provision”). The Board or the Compensation Committee may, in its discretion, reduce or eliminate any such annual increase pursuant to the Evergreen Provision. The Registrant’s shareholders approved the Proposal at the Registrant’s Annual General Meeting of Shareholders held on May 20, 2026.

This registration statement on Form S-8 (this “Registration Statement”) is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an estimated 1,800,000 shares of Common Stock that may be issuable pursuant to the Initial Share Increase and the Evergreen Provision in the next three years. In accordance with General Instruction E of Form S-8, the contents of the following registration statements previously filed by the Registrant with the Commission are hereby incorporated herein by reference: (i) registration statement on Form S-8 (File No. 333-161175), as filed with the Commission on August 7, 2009, (ii) registration statement on Form S-8 (File No. 333-279892), as filed with the Commission on May 31, 2024, and (iii) registration statement on Form S-8 (File No. 333-284854), as filed with the Commission on February 12, 2025.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 4, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on April 23, 2026;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on July 23, 2026;

(d)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 7, 2026, that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025;

(e)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 18, 2026 (excluding information furnished under Item 7.01) and May 20, 2026; and

(f)	The description of the Registrant’s Common Stock set forth in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 001-34354), filed with the SEC on March 4, 2026, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri

L-1724 Luxembourg
Grand Duchy of Luxembourg
(352) 20 60 20 55

ITEM 6. IDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and the Registrant’s Articles of Incorporation.

The Registrant is incorporated under the laws of the Grand Duchy of Luxembourg, in the City of Luxembourg.

Pursuant to the Registrant’s Articles of Incorporation, the Registrant shall indemnify (or, as the case may be, advance expenses to) its directors and officers and, where applicable, their heirs, executors and administrators acting on their behalf, against expenses and costs (including reasonable attorneys' fees) reasonably incurred in connection with any action, suit or proceeding to which such person may be made a party by reason of his or her being or having been a director or officer of the Registrant or, at the request of the Registrant, of any other company of which the Registrant is a shareholder or creditor and by which he or she is not entitled to be indemnified, except in relation to matters as to which such person is finally adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Registrant is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which such person may be entitled.

The Registrant’s Articles of Incorporation make indemnification of directors and officers and advancement of expenses (except in cases where the Registrant is proceeding against an officer or director) to defend claims against directors and officers mandatory on the part of the Registrant to the fullest extent allowed by law. Under Registrant’s Articles of Incorporation, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits the Registrant, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. The Registrant maintains directors’ and officers’ liability insurance.

The Registrant also may enter into indemnification agreements with each of its directors and officers to provide for indemnification and expense advancement (except in cases where the Registrant is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. Consistent with the Registrant's Articles of Incorporation, any such agreement would provide that the Registrant will indemnify each director and officer against claims arising out of such director or officer’s service to the Registrant, except for any claim as to which the director or officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or gross negligence. Any such agreement may provide that expense advancement is subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

The Board of Directors of the Registrant (if a majority of the Board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against the Registrant.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1	Coordinated Articles of Incorporation (Statuts Coordonnés) of Altisource Portfolio Solutions S.A., coordinated as of April 24, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed with the SEC on July 23, 2026)

5.1*	Opinion of NautaDutilh Avocats Luxembourg S.à r.l.

23.1*	Consent of RSM US LLP, Independent Registered Public Accounting Firm

23.2*	Consent of NautaDutilh Avocats Luxembourg S.à r.l. (included in Exhibit 5.1)

24.1*	Power of Attorney is contained on the signature page

99.1	Form of Altisource Portfolio Solutions S.A. Amended and Restated 2009 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed with the SEC on July 23, 2026)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Luxembourg City, Luxembourg, on July 23, 2026.

Altisource Portfolio Solutions S.A.

By:	/s/ William B. Shepro
Name:	William B. Shepro
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each of John G. Aldridge Jr., Mary C. Hickok, Wesley G. Iseley, Joseph L. Morettini and Matthew Winkler, constitutes and appoints William B. Shepro and Michelle D. Esterman, and each of them, and that William B. Shepro constitutes and appoints Michelle D. Esterman, and that Michelle D. Esterman constitutes and appoints William B. Shepro, as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William B. Shepro	Chairman and Chief Executive Officer	July 23, 2026
William B. Shepro	(Principal Executive Officer)

/s/ Michelle D. Esterman	Chief Financial Officer	July 23, 2026
Michelle D. Esterman	(Principal Accounting and Financial Officer)

/s/ John G. Aldridge, Jr.	Director	July 23, 2026
John G. Aldridge, Jr.

/s/ Mary C. Hickok	Director	July 23, 2026
Mary C. Hickok

/s/ Wesley G. Iseley	Director	July 23, 2026
Wesley G. Iseley

/s/ Joseph L. Morettini	Director	July 23, 2026
Joseph L. Morettini

/s/ Matthew Winkler	Director	July 23, 2026
Matthew Winkler.